Exhibit 10(ii)

                                LETTER OF INTENT

                                  March 20,2000

Santa Fe Acquisitions, Inc.
8495 Oddfellow, Road
Bainbridge Island, WA 98110

SUBJECT, Letter of Intent for SoundWorks International, Inc. to acquire Santa Fe Acquisitions, Inc. after Santa Fe has concluded its purchase of the assets of Sunset Productions, Inc, (Asset Purchase Agreement Attached)

Gentlemen:

The purpose of this letter is to confirm the intention of the parties to proceed with negotiation of definitive agreements for the acquisition of Santa Fe Acquisitions, Inc., a Delaware corporation ("Santa Fe"), by our SoundWorks USA, Inc. subsidiary-

We understand that Santa Fe has entered into an agreement to acquire all of the assets of Sunset Productions, Inc. for approximately $348,000. In order to complete that acquisition, Santa Fe is to raise $500,000 in a private placement with the balance of the amount raised in excess of the purchase price to be used for expenses of the private placement offering and for working capital,

The definitive agreement between you and us is expected to provide that promptly after Santa Fe has concluded its offering and purchase of the assets of Sunset, SoundWorks will acquire Santa Fe via a merger Of Santa Fe into its operating subsidiary, SoundWorks U.S.A., Inc. SoundWorks U.S.A., Inc. will be the surviving company in the merger, and in the merger all of the outstanding capital stock of Santa Fe wi11 be changed into 1,000,000 shares of our common stock (representing 2.3% of our common stock immediately following the merger) and 1,000,000 warrants to purchase our common stock at $0.50 per share. The number of shares and warrants and the exercise price for the warrants are based on the assumption. that the offering price for our share: will be $0.50 per share. If the offering price is greater or less than that amount, an appropriate adjustment will be made in the number of shares and warrants that your stockholders will receive in the merger.

We are currently preparing an SB-2 registration statement to be filed with the Securities and Exchange Commission which will provide for the registration of 3,000,000 shares at $0.50 per share (or the market value of shares at the time of the offering) or $1,500,000. The offering will also include 3,000,000 warrants at $0.50 per share (or the market value of shares at the time of the offering) or an additional $1,500,000 if the warrants are exercised. The distribution of our shares to shareholders of Santa Fe in the merger described above will be included in the shares we are registering in that registration statement.

This Letter of Intent is non-binding-, the parties will be, bound only by the definitive agreement, which will contain, in addition to the terms described in this Letter, representations, warranties, covenants and conditions customary in, and appropriate to, this type of transaction,

If this letter correctly sets forth the intentions of the parties, please confirm that fact by signing and returning to us the enclosed copy of this letter.

SOUNDWORKS INTERNATIONAL, INC.


________________________________________
By: Gerald B. Dennon, President


Confirmed:


________________________________________


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